EXHIBIT 99.1

Company Contacts:

Robert J. Lollini

Betsy Truax

President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Reports Third Quarter Fiscal 2006 Results

Company Generates $916,000 of Year-to-date Operating Cash Flow

Salt Lake City, UT (May 3, 2006) — IOMED, Inc. (AMEX:IOX) today reported financial results for the third quarter of fiscal 2006, which ended March 31, 2006.

Third Quarter Results

For the quarter ended March 31, 2006, sales were $2,688,000 compared with $2,879,000 a year ago. The decreased sales were primarily due to reduced unit sales volume, which also contributed to a decline in gross margin to 59% in the third quarter of fiscal 2006 versus 60% a year ago.

Selling, general and administrative (“SG&A”) expenses were down 9% primarily due to reduced personnel costs. Research and development expenses were higher than a year ago due to increased investment in new product development activities.

IOMED reported net income of $15,000, or nil per share, for the third quarter of fiscal 2006 compared with net income of $32,000, or nil per share, for the third quarter of fiscal 2005. Pursuant to new accounting rules, which became effective for the Company beginning this year, net income in the quarter was impacted by a non-cash charge of $35,000 related to compensation expense associated with stock options.

Nine-Month Results

For the nine-month period, IOMED reported sales of $8,226,000, down 3% from a year ago. Lower average selling prices resulted in a decline in gross margin to 60% from 61% during the comparable period.

SG&A expenses were down 8% during the period due to reduced personnel and litigation-related expenses. Litigation-related expenses were $554,000 for the nine-months of fiscal 2006 versus $633,000 a year ago.

Net income for the period was up 38% from a year ago.  The Company reported net income of $547,000, or $0.07 per diluted share, compared with net income of $395,000, or $0.05 per diluted share, a year ago. Net income in the current period was impacted by a non-cash charge of $116,000 related to compensation expense associated with stock options.

The Company generated operating cash flow of $916,000 for the nine-months of fiscal 2006. Working capital increased 3% to $9.3 million, long-term debt decreased 40% to $504,000 and total equity increased 9% to $10.7 million. Cash and cash equivalents were $8.4 million.

Management Comments

On March 27, 2006, IOMED received a notice of intent to terminate a distribution agreement between the Company and Compex Technologies, Inc. (formerly Rehabilicare, Inc.) effective June 30, 2006. The notice follows Compex’s acquisition by Encore Medical Corporation, a competitor of the Company. IOMED and Compex have enjoyed an excellent, long-standing business relationship, and Encore has offered to continue to distribute the Company’s products under revised terms. While IOMED intends to pursue discussions with Encore regarding a continuing relationship, the Company may elect to utilize alternative distribution channels to meet its future product distribution needs.

“Reduced orders from Compex were the major factor affecting our sales during the current quarter,” said Robert J. Lollini, President and CEO. “While lower sales through Compex are expected to continue, we anticipate that these declines will be offset, in part, by increased sales through our other distribution channels servicing these accounts.

“Year-to-date, we have settled two of the intellectual property lawsuits in which the Company was a party. In addition, we generated positive operating cash flow, reduced debt and improved equity in spite of increased funding of new product and market development. We are continuing to generate greater productivity using fewer resources, which has enabled us to maintain a strong balance sheet while managing the impact of lower unit sales volume and lower average selling prices on our revenues and gross margins,” Mr. Lollini said.

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisitions. To find out more about IOMED, Inc. (AMEX:IOX), visit our website at www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

—TABLES FOLLOW—

INCOME STATEMENTS

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Product sales	$2,688,000	$2,879,000	$8,226,000	$8,485,000
Cost of products sold	1,097,000	1,152,000	3,314,000	3,272,000
Gross profit	1,591,000	1,727,000	4,912,000	5,213,000

Operating costs and expenses:
Selling, general and administrative	1,350,000	1,479,000	3,809,000	4,137,000
Research and product development	309,000	238,000	772,000	726,000
Total operating costs and expenses	1,659,000	1,717,000	4,581,000	4,863,000

Operating income (loss)	(68,000)	10,000	331,000	350,000

Other income (expense):
Interest expense	(18,000)	(29,000)	(62,000)	(98,000)
Interest and other income, net	101,000	51,000	278,000	143,000

Net income	$15,000	$32,000	$547,000	$395,000

Income per share:
Basic	$0.00	$0.00	$0.08	$0.06
Diluted	$0.00	$0.00	$0.07	$0.05

Shares used in the computation of income per share:
Basic	7,145,000	6,585,000	6,940,000	6,585,000
Diluted	7,942,000	7,682,000	7,876,000	7,676,000

CONDENSED BALANCE SHEET

	March 31,	June 30,
	2006	2005
	(unaudited)	(audited)
Cash and cash equivalents	$8,422,000	$8,293,000
Working capital, net	$9,307,000	$9,032,000
Restricted cash	$354,000	$585,000
Total assets	$12,715,000	$12,538,000
Long-term obligations	$504,000	$836,000
Accumulated deficit	$(31,185,000)	$(31,732,000)
Shareholders’ equity	$10,729,000	$9,868,000

STATEMENTS OF CASH FLOWS

	Nine Months Ended
	March 31,
	2006	2005
	(unaudited)
Cash flows from operating activities
Net income	$547,000	$395,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	314,000	440,000
Other non-cash charges	116,000	—
Changes in operating assets and liabilities:
Accounts receivable	82,000	60,000
Inventories	60,000	(95,000)
Prepaid expenses	64,000	30,000
Trade accounts payable	(40,000)	(106,000)
Other accrued liabilities	(227,000)	277,000
Net cash provided by operating activities	916,000	1,001,000

Cash flows from investing activities
Purchases of equipment and furniture	(49,000)	(53,000)
Purchase of intangible assets	(750,000)	—
Net cash used in investing activities	(799,000)	(53,000)

Cash flows from financing activities
Change in restricted cash balance	231,000	262,000
Proceeds from issuance of common shares	198,000	—
Payments on long-term obligations	(417,000)	(470,000)
Net cash provided by (used in) financing activities	12,000	(208,000)

Net increase in cash and cash equivalents	129,000	740,000

Cash and cash equivalents at beginning of period	8,293,000	7,338,000

Cash and cash equivalents at end of period	$8,422,000	$8,078,000

#   #   #